                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                OGE ENERGY CORP.
             (Exact name of registrant as specified in its charter)

                    OKLAHOMA                                        73-1481638
        (State or other jurisdiction on                          (I.R.S. Employer
         incorporation or organization)                       Identification Number)

                                                                 STEVEN E. MOORE
                                                         CHAIRMAN OF THE BOARD, PRESIDENT
                                                           AND CHIEF EXECUTIVE OFFICER
                                                                 OGE ENERGY CORP.
          321 N. HARVEY, P.O. BOX 321                      321 N. HARVEY, P.O. BOX 321
       OKLAHOMA CITY, OKLAHOMA 73101-0321               OKLAHOMA CITY, OKLAHOMA 73101-0321
                 (405) 553-3000                                   (405) 553-3000
  (Address, including zip code, and telephone
                    number,
 including area code, of registrant's principal            (Name and address, including
               executive offices)                        zip code, of agent for service)

                                    COPY TO:

                                ROBERT J. JOSEPH
                           JONES, DAY, REAVIS & POGUE
                                 77 WEST WACKER
                            CHICAGO, ILLINOIS 60601
                                 (312) 269-4176
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF               AMOUNT TO         OFFERING PRICE      AGGREGATE OFFERING       AMOUNT OF
      SECURITIES TO BE REGISTERED          BE REGISTERED        PER UNIT(1)              PRICE          REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock (par value $0.01 per
  share)...............................      7,000,000             $18.02             $126,140,000           $10,205
-------------------------------------------------------------------------------------------------------------------------
Rights to Purchase Series A Preferred
  Stock (par value $0.01 per
  share)(2)............................
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) This amount is an estimate made solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is based on the average of the high and low prices of the registrant's common stock on the New York Stock Exchange on March 28, 2003.

(2) One-half ( 1/2) of one right to purchase one one-hundredth ( 1/100) of a share of Series A preferred stock automatically trades with each share of common stock.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 2, 2003

PROSPECTUS

                                OGE ENERGY CORP.
                                7,000,000 SHARES

                                  COMMON STOCK

                        AUTOMATIC DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN
                             ---------------------
    This prospectus describes our automatic dividend reinvestment and stock purchase plan.

    Our plan is designed to provide you with a convenient and economical way to purchase shares of our common stock, par value $.01 per share, and to reinvest all or a portion of the cash dividends paid on our common stock. Each share of common stock is accompanied by certain rights to purchase our Series A preferred stock pursuant to our Amended and Restated Rights Agreement dated October 10, 2000.

    Several significant changes have been made to the plan and, accordingly, you are encouraged to read this prospectus in its entirety. Among these changes are a change to the maximum investment by permitting us to waive the maximum as described inside this prospectus, and the addition of internet features that will allow you to obtain information and perform some transactions in your account via the internet.

    The basic features of the plan remain the same, however.

    As a plan participant you may:

    - Reinvest all or a portion of the cash dividends paid on our common stock registered in your name or common stock credited to your plan account in additional shares of common stock.

    - Make an initial investment in our common stock with a cash payment of at least $250 or, if you already are a holder of our common stock, you may increase your investment by making optional cash payments at any time of at least $25 for any single investment, up to a maximum of $100,000 per year. Investments greater than $100,000 per year may be made only with our permission.

    - Receive, upon written request, certificates for whole shares of common stock credited to your plan account.

    - Deposit your common stock share certificates into the plan for safekeeping.

    - Sell shares of common stock credited to your plan account through the plan.

    Shares of common stock will be purchased under the plan, at our option, from newly issued shares, shares held in our treasury or shares purchased in the open market. Any open market purchases will be made through an independent agent that we select. To the extent required by state securities laws in certain jurisdictions, offers under the plan to persons who are not currently shareowners must be only through a registered broker/dealer. Our common stock is listed on the New York and Pacific Stock Exchanges and trades under the symbol OGE. The closing price on April 1, 2003 on the New York Stock Exchange was $18.05.

    Except as described below, the purchase price of newly issued or treasury shares of common stock purchased under the plan will be the average of the high and low sales prices of the common stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for that date. The price of shares of common stock purchased in the open market will be the weighted average price per share of the aggregate number of shares purchased in the open market for the relevant period. We will pay all trading fees relating to shares of common stock purchased in the open market. Common stock purchased directly from us pursuant to an optional investment of more than $100,000 (with our permission) may be priced at a discount from recent market prices (as described in this prospectus) ranging from 0% to 3%. We may change or adjust any discount at any time in our sole discretion.

    We are providing this prospectus both to current and prospective participants in the plan. If you currently participate in the plan, this prospectus (including the materials incorporated by reference) provides more current information concerning our company and the plan and is intended to replace our prospectus dated December 17, 1997.

    PLEASE READ THIS PROSPECTUS CAREFULLY BEFORE INVESTING AND RETAIN IT FOR YOUR FUTURE REFERENCE.
                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                The date of this prospectus is           , 2003.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
THE COMPANY.................................................    1
WHERE YOU CAN FIND MORE INFORMATION.........................    1
APPLICATION OF PROCEEDS.....................................    2
OGE ENERGY CORP. AUTOMATIC DIVIDEND REINVESTMENT AND STOCK
  PURCHASE PLAN.............................................    2
FEDERAL INCOME TAX CONSEQUENCES.............................   16
PLAN OF DISTRIBUTION........................................   16
DESCRIPTION OF COMMON STOCK.................................   17
EXPERTS.....................................................   18
LEGAL OPINIONS..............................................   18

                                  THE COMPANY

     We are an energy and energy services provider offering physical delivery and management of both electricity and natural gas in the south central United States. We conduct these activities through our electric utility and energy supply segments.

     Our electric utility segment generates, transmits, distributes and sells electric energy in Oklahoma and western Arkansas. These operations are conducted through Oklahoma Gas and Electric Company and are subject to the jurisdiction of the Oklahoma Corporation Commission, the Arkansas Public Service Commission and the Federal Energy Regulatory Commission.

     Our energy supply segment transports and stores natural gas, gathers and processes natural gas and markets and trades natural gas. These operations are conducted through Enogex Inc. and its subsidiaries.

     We were incorporated in Oklahoma on August 4, 1995 and became the holding company parent of Oklahoma Gas and Electric Company and Enogex on December 31, 1996.

     Our principal executive offices are located at 321 North Harvey, Post Office Box 321, Oklahoma City, Oklahoma 73101-0321. Our telephone number is
(405) 553-3000.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference:

     - our Annual Report on Form 10-K for the period ended December 31, 2002, filed with the SEC on March 26, 2003,

     - our Current Report on Form 8-K filed with the SEC on January 31, 2003,

     - the description of our common stock contained in Exhibit 99.02 to our Form 8-K filed with the SEC on November 1, 2000,

     - the description of our rights to purchase Series A preferred stock contained in our Form 8-A filed with the SEC on November 1, 2000, and

     - any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of the initial registration statement or until we sell all of the securities.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

        Corporate Secretary
        OGE Energy Corp.
        321 N. Harvey
        P.O. Box 321
        Oklahoma City, Oklahoma 73101-0321
        Telephone: (405) 553-3000

                            APPLICATION OF PROCEEDS

     If newly issued or treasury shares of common stock are purchased under the plan, the proceeds from these sales will be used for general corporate purposes, including, without limitation, to provide funds for the redemption, repayment or retirement of our outstanding indebtedness or the advance or contribution of funds to one or more of our subsidiaries to be used for general corporate purposes, including, without limitation, to fund the acquisition of additional generating facilities or for their construction programs or for the redemption, repayment or retirement of their indebtedness. We will not receive any proceeds when shares of common stock are purchased under the plan in the open market.

                                OGE ENERGY CORP.
            AUTOMATIC DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The following questions and answers summarize the provisions of our automatic dividend reinvestment and stock purchase plan as in effect on the date of this prospectus.

1.  WHAT IS THE PLAN?

     The plan provides existing and potential investors in our company with a simple and convenient method of purchasing shares of our common stock without payment of any trading fees. The plan also provides you with a convenient way to reinvest all or a portion of your cash dividends in shares of our common stock.

2. WHAT IS THE PURPOSE OF THE PLAN AND WHAT ARE SOME OF ITS ADVANTAGES AND DISADVANTAGES?

     Purpose -- The purpose of the plan is to provide existing and potential investors in our company with a convenient way to purchase shares of our common stock and to reinvest all or a portion of their cash dividends in shares of our common stock. Because new shares may be purchased directly from us, we may receive additional funds for general corporate purposes.

  ADVANTAGES

     - If you are not currently a record holder of our common stock, you may become a participant in the plan by making an initial minimum cash investment of at least $250 to purchase common stock through the plan.

     - If you are currently a record holder of our common stock, but are not participating in the plan, you can become a participant by (1) electing to have dividend payments on all or a portion of your common stock reinvested in common stock, (2) depositing your common stock certificates into the plan for safekeeping or (3) making a minimum cash investment of at least $25 to purchase common stock through the plan.

     - In addition to having your dividend payments reinvested in common stock, you may invest additional funds in common stock through optional cash investments of at least $25 for any single investment up to $100,000 per year. Optional cash investments may be made by check, money order or by individual or periodic electronic funds transfer from a predesignated bank account. Optional cash investments may be made occasionally or at regular intervals, as you desire. In our discretion, we may permit investments of greater than $100,000 per year. See Question 9 below for a discussion of Requests for Waiver.

     - Funds invested in the plan are fully invested in common stock through the purchase of whole shares and fractions of shares, and proportionate cash dividends on fractions of shares of common stock are used to purchase additional shares of common stock.

     - The plan offers a "safekeeping" service whereby you may deposit, free of any service charges, your common stock certificates into the plan. Shares of common stock deposited will be credited to your account. You can select this service without participating in any other feature of the plan.

     - You may direct us, at any time and at no cost to you, to transfer all or a portion of the shares of common stock credited to your account (including any shares of common stock deposited into the plan for safekeeping) to the account of another participant (or to set up an account for a new participant in connection with this transfer) or to send certificate(s) representing these shares to you or another designated person or entity.

     - Periodic statements will be mailed to you showing all transactions completed during the year to date, total shares of common stock credited to your account and other information related to your account.

     - You may direct that all, a portion or none of your dividend payments on shares of our common stock that you own, including shares of common stock purchased for you under the plan and shares of common stock deposited into the plan for safekeeping, be reinvested in shares of common stock. Dividend payments not reinvested will be paid to you in cash or directly deposited to a designated bank account.

     - You may sell, through the plan, shares of common stock credited to your account (including those shares of common stock deposited into the plan for safekeeping). A $10.00 service fee, as well as applicable trading fees of $0.12 per share, will be deducted from the sale proceeds for each such transaction (see the answer to Question 23).

  DISADVANTAGES

     - YOU HAVE NO CONTROL OVER THE PRICE, AND IN THE CASE OF SHARES OF COMMON STOCK PURCHASED OR SOLD IN THE OPEN MARKET BY AN INDEPENDENT AGENT, THE TIME, AT WHICH COMMON STOCK IS PURCHASED OR SOLD, RESPECTIVELY, FOR YOUR ACCOUNT. Purchases in the open market generally will occur at least once each week. Funds not invested in common stock within 30 days after receipt will be promptly returned to you. Your sales under the plan will be made by an independent agent as soon as practicable after processing the sales request. Therefore, you bear the market risk associated with fluctuations in the price of the common stock. (See the answers to Questions 7, 8, 10, 14 and 18.)

     - No interest will be paid on funds held by the administrator of the plan pending investment under the plan.

     - You will be assessed service fees for certain transactions under the plan, including, among others, the sale of shares (see the answer to Question 23).

3. WHO ADMINISTERS THE PLAN AND WHAT ARE SOME OF THE FUNCTIONS PERFORMED BY THE ADMINISTRATOR?

     Administration of the plan is conducted by the individual (who may be an employee of our company), bank, trust company or other entity (including our company) appointed from time to time by us to act as administrator of the plan. Mellon Bank, N.A. is the current administrator. The administrator is responsible for administering the plan, receiving all your cash investments, maintaining records of account activities, issuing statements of account and performing other duties required by the plan. The number of shares credited to your account under the plan will be shown on your statement of account. Normally, certificates for shares purchased under the plan will not be issued to you, but will be held by the administrator and registered in the name of the administrator on your behalf. However, subject to the conditions in the answers to Questions 11 and 12 regarding withdrawal of shares, certificates for any number of whole shares credited to your account under the plan will be issued to you upon your written request to the administrator. Any remaining whole and fractional shares will continue to be credited to your account. Certificates for fractional shares will not be issued.

     The administrator may receive administrative support from Mellon Investor Services, a registered transfer agent and affiliate of Mellon Bank, N.A.

     If we have decided that shares purchased under the plan are to be purchased on the open market, the administrator or another agent we select that is an "agent independent of the issuer," as that term is defined in the rules and regulations under the Exchange Act, will purchase shares of common stock in the open market.

In this prospectus, we refer to the "agent independent of the issuer" as the "independent agent". The independent agent is responsible for purchasing and selling shares of common stock in the open market for participants' accounts in accordance with the provisions of the plan.

     Except as provided in the answers to Questions 9 and 15, all communications regarding the plan should be made directly to the administrator through the following:

  INTERNET

     You can obtain information and perform certain transactions on your plan account via Investor ServiceDirect. A password is required to gain access to this service. You can establish your password when you visit the website. If you forget your password, you can reset it by calling 1-877-978-7778.

     To access Investor ServiceDirect, you should log on to the Mellon Investor Services website at: www.melloninvestor.com

  TELEPHONE

     You can telephone Shareholder Customer Service toll-free within the United States and Canada by calling 1-888-216-8114. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m. Eastern Standard Time, Monday through Friday (except holidays).

  IN WRITING

     You may write to the administrator at the following address:

        Mellon Bank, N.A.
        c/o Investor Services
        P.O. Box 3337
        South Hackensack, New Jersey 07606

     You should be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to OGE on all correspondence.

4.  AM I ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Whether or not you are a record holder of our common stock, you are eligible to participate in the plan, if (1) you fulfill the conditions for participation described below in the third and fourth paragraphs of the answer to Question 5 and (2) if you are a citizen or resident of a country other than the United States, its territories and possessions, your participation would not violate local laws applicable to our company, the plan and you.

5.  HOW DO I PARTICIPATE?

     IF YOU ARE ALREADY A PARTICIPANT IN THE PLAN, YOU ARE NOT REQUIRED TO RE-ENROLL. HOWEVER, IF YOU WISH TO CHANGE YOUR PARTICIPATION IN ANY WAY (FOR EXAMPLE, FROM PARTIAL TO FULL REINVESTMENT), YOU MUST SUBMIT INSTRUCTIONS OR A NEW ENROLLMENT FORM TO THAT EFFECT TO THE ADMINISTRATOR.

     After being furnished with a copy of this prospectus, you may join the plan at any time by enrolling on-line through Investor ServiceDirect at www.melloninvestor.com or by completing and signing an enrollment form in the manner set forth below. ALL PLAN MATERIALS, INCLUDING ENROLLMENT FORMS, AS WELL AS OTHER PLAN FORMS AND THIS PROSPECTUS, ARE AVAILABLE THROUGH INVESTOR SERVICEDIRECT OR BY CONTACTING THE ADMINISTRATOR AS INDICATED IN THE ANSWER TO QUESTION 3 ABOVE.

     In order to become a participant in the plan, you must submit an enrollment form to the administrator and either (1) elect to have cash dividends paid on our common stock of which you are the record holder invested in common stock (see the answer to Question 10), (2) deposit share certificates into the plan for safekeeping (see the answer to Question 17) or (3) pay a $3.00 enrollment fee (see the answer to Question 23) and make an initial cash investment (see the answer to Question 7).

     If you are the beneficial owner of common stock registered in "street name" (for example, in the name of a bank, broker or trustee) you may participate in the plan by either (1) transferring those securities into your own name and depositing those shares of common stock into the plan for safekeeping and/or electing to reinvest cash dividend payments on those shares in common stock (see the answer to Question 19) or (2) making arrangements with your record or registered holder (for example, your bank, broker or trustee, who will become the participant) to participate in the plan on your behalf.

     You will become a participant after a properly completed enrollment has been received and accepted by the administrator. If you are a holder of common stock and your enrollment is received by the administrator on or before the record date for payment of a cash dividend on common stock (dividend record dates for common stock normally are expected to be the tenth day of January, April, July and October), that cash dividend and all future cash dividends payable on your common stock will be used by the administrator to buy shares of common stock for your account under the plan to the extent you requested. See the answer to Question 10. If your enrollment form is not received on or before the record date for a cash dividend on common stock, the dividend will be paid to you in cash and the reinvestment of your dividends under the plan will begin with the next cash dividend payment on the common stock. Thus, for example, an October 30 cash dividend will be used to purchase shares of common stock under the plan only if your enrollment is received on or before October 10.

6. WHAT SECURITIES ARE ELIGIBLE FOR AUTOMATIC DIVIDEND REINVESTMENT UNDER THE PLAN?

     In addition to our common stock, we may from time to time designate, in our sole discretion, other equity or debt securities of our company or Oklahoma Gas and Electric Company as eligible securities by notifying the administrator in writing of the designation.

7.  HOW DO I MAKE INITIAL CASH INVESTMENTS AND OPTIONAL CASH INVESTMENTS?

     Initial Investments. Whether or not you are currently a record holder of our common stock, you may become a participant by making an investment through the plan as described below. IF YOU ARE NOT A RECORD HOLDER YOU MUST AUTHORIZE OR INCLUDE A MINIMUM INITIAL CASH INVESTMENT OF AT LEAST $250 AND NOT MORE THAN $100,000 WITH YOUR COMPLETED ENROLLMENT. IF YOU ARE A RECORD HOLDER AND DO NOT ELECT TO HAVE DIVIDENDS REINVESTED AND DO NOT DEPOSIT COMMON STOCK CERTIFICATES IN THE PLAN FOR SAFEKEEPING, YOU MUST AUTHORIZE OR INCLUDE A MINIMUM INITIAL CASH INVESTMENT OF AT LEAST $25 WITH YOUR COMPLETED ENROLLMENT. A $3.00 ENROLLMENT FEE WILL BE DEDUCTED FROM YOUR INITIAL CASH INVESTMENT (SEE THE ANSWER TO QUESTION 23). Such investments may be made electronically, by personal check or money order payable to OGE/Mellon Bank, N.A. DO NOT SEND CASH.

  OPTIONAL CASH INVESTMENTS

     General. You may make optional cash investments on-line through Investor ServiceDirect or by personal check, money order or electronic funds transfer from a predesignated bank account, as described below. Optional cash investments must be at least $25 for any single investment. There is no obligation to make any optional cash investment and the amount and timing of your investments may vary from time to time.

     Optional cash investments may not exceed $100,000 in the aggregate per year. We refer to this limit on the dollar amount of optional cash investments as the "maximum amount". In determining whether the maximum amount has been reached, initial investments will be counted as optional cash investments.

     Optional cash investments by a current participant of more than $100,000 per year and any initial cash investment by a new investor in excess of $100,000, may only be made pursuant to a Request for Waiver that has been granted by us as described in more detail in the answer to Question 9.

     On-line Investments. You may authorize individual or ongoing automatic deductions of a specified amount (not less then $25.00) from a designated U.S. bank account through Investor ServiceDirect at www.melloninvestor.com. Please see the answer to Question 3 for information on how to access Investor ServiceDirect.

     Check or Money Order. You may make optional cash investments by delivering to the administrator (1) a completed optional cash investment stub which will be attached to your statement of account or enrollment form and (2) a personal check or money order payable to OGE/Mellon Bank, N.A. Do not send cash.

     In addition, if you are a customer of Oklahoma Gas and Electric Company you may qualify to make optional cash payments by including with your electric bill an amount designated as a contribution to the plan. The money received by Oklahoma Gas and Electric Company will be transferred to the administrator promptly.

     Electronic Transfer from Bank Account. You may make monthly automatic investments of a specified amount (not less than $25 nor more than $100,000 per year) by electronic funds transfer from a predesignated U.S. bank account.

     You can initiate monthly automatic deductions on-line through Investor ServiceDirect or you may complete and sign an automatic deduction form and return it to the administrator together with a voided blank check for the account from which funds are to be drawn. Automatic deductions will be processed and will become effective as promptly as practicable.

     Once a monthly automatic deduction is initiated, funds will be drawn from your designated bank account on the fifteenth day of each month (unless such date falls on a bank holiday or weekend, in which case funds will be deducted on the next business day), and will be invested in common stock as soon as practicable, and generally within a week.

     You may change or terminate automatic deduction by completing and submitting to the administrator a new automatic deduction authorization. To be effective for a particular deduction date, however, the new authorization must be received by the administrator at least five business days preceding such deduction date.

     NO INTEREST WILL BE PAID ON AMOUNTS HELD PENDING INVESTMENT.

8. WHEN WILL MY INITIAL AND OPTIONAL CASH INVESTMENTS BE APPLIED TO THE PURCHASE OF COMMON STOCK?

     Optional and initial cash investments of $100,000 or less per year will be invested in common stock at least once each week, except where and to the extent any applicable federal securities laws or other government or stock exchange regulations otherwise require. NO INTEREST WILL BE PAID ON FUNDS HELD BY THE ADMINISTRATOR PENDING INVESTMENT.

     Upon your request, a cash investment not already invested in common stock will be returned to you. However, no refund of a check or money order will be made until the funds from these instruments have been actually collected by the administrator. Accordingly, these refunds may be significantly delayed.

     Optional and initial cash investments, pending investment pursuant to the plan, will be credited to your account and held in a trust account which will be separated from our other funds or monies. Cash investments not invested in common stock within 30 days of receipt will be promptly returned to you. All cash investments are subject to collection by the administrator of full face value in U.S. funds. The method of delivery of any cash investment is at your election and risk or that of an interested investor and will be deemed received when actually received by the administrator. If the delivery is by mail, it is recommended that you or the interested investor use properly insured registered mail with return receipt requested.

     CASH DIVIDENDS PAID ON SHARES OF COMMON STOCK CREDITED TO YOUR ACCOUNT THAT WERE PURCHASED THROUGH THE PLAN WITH OPTIONAL AND INITIAL CASH INVESTMENTS WILL AUTOMATICALLY BE REINVESTED IN SHARES OF COMMON STOCK UNLESS YOU NOTIFY THE ADMINISTRATOR OTHERWISE.

     Funds payable to you as a result of a repurchase or tender of any of your shares of common stock may be invested in common stock through the plan at your request by delivering a properly completed enrollment form covering such securities to the administrator. Any amounts invested in common stock through the plan as described in the previous sentence will be treated as optional cash investments in determining whether the maximum amount has been reached.

9.  HOW DO I MAKE OPTIONAL CASH INVESTMENTS OVER THE MAXIMUM AMOUNT?

     If you wish to make an optional cash investment in excess of $100,000 per year and be eligible for a potential discount from the market price, you must obtain our prior written approval. With respect to April 2003, you should call us at 1-877-225-5643 on April 14, 2003 to see if we will be considering requests for waiver for that month. Thereafter, you should call us at 1-877-225-5643 on the first business day of a month to see if we will be considering requests for waiver for that month. If we are considering requests for waiver for a particular month, we will also announce the date when you should call back to obtain the days of the pricing period, any discount and the threshold price. For more information, see the answer to Question 15. If you are interested in obtaining such a waiver, you must submit a Request for Waiver. To make a request for waiver, you should obtain a "Request for Waiver" form by contacting us at 1-877-225-5643. Completed Request for Waiver forms should be sent to us via facsimile at 405-553-3625 by 5:00 p.m. New York City time two days before the start of the applicable pricing period, unless otherwise specified. If we approve your request for waiver, then you must send your optional cash payment of greater than $100,000 to the administrator. Such payments must be made in the manner specified in the Request for Waiver form and must be received by the administrator by 3:00 p.m. New York City time on the day prior to the start of the applicable pricing period.

     We also may make the foregoing information available on the Investor Relations segment of our website at www.oge.com or on another website we may establish for this purpose from time to time.

     We have the sole discretion whether to approve any request to make an optional cash investment in excess of the $100,000 annual maximum. We may grant those requests for waiver in order of receipt or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things, the following factors:

     - whether, at the time of such request, the administrator is acquiring shares of common stock for the plan directly from us or in the open market or in privately negotiated transactions with third parties;

     - our need for additional funds;

     - our desire to obtain additional funds through the sale of common stock as compared to other sources of funds;

     - the purchase price likely to apply to any sale of common stock;

     - the extent and nature of your prior participation in the plan;

     - the number of shares of common stock you hold of record; and

     - the total amount of optional cash investments in excess of $100,000 per year for which Requests for Waiver have been submitted

     If you do not receive a response from us in connection with your Request for Waiver, you should assume that we have denied your request.

     If Requests for Waivers are submitted for any pricing period for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine, in our sole discretion, to be appropriate.

     We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible registered holders or beneficial owners of our common stock for any reason whatsoever including elimination of practices that are inconsistent with the purposes of the plan.

10.  HOW AND WHEN ARE MY CASH DIVIDENDS REINVESTED?

     You may elect to invest in common stock by reinvesting all or a portion of the cash dividends paid on all or a portion of the common stock registered in your name, common stock purchased through the plan and credited to your account and common stock deposited into the plan for safekeeping, by designating your election on your enrollment form. IF YOU DO NOT MAKE AN ELECTION, CASH DIVIDENDS PAID ON SHARES OF COMMON STOCK CREDITED TO YOUR ACCOUNT THAT WERE PURCHASED THROUGH THE PLAN OR DEPOSITED INTO THE PLAN FOR SAFEKEEPING WILL AUTOMATICALLY BE REINVESTED IN SHARES OF COMMON STOCK. If you elect partial reinvestment of cash dividends you must designate the whole number of shares for which reinvestment is desired. Once you elect reinvestment, cash dividends on the designated shares of common stock will be reinvested in shares of common stock. THE AMOUNT REINVESTED WILL BE REDUCED BY ANY AMOUNT WHICH IS REQUIRED TO BE WITHHELD UNDER ANY APPLICABLE TAX OR OTHER STATUTES. If you have specified partial reinvestment, that portion of cash dividends not designated for reinvestment will be sent to you by check in the usual manner or with regard to the partial reinvestment of cash dividends on common stock credited to your account, by electronic direct deposit, if you have elected the direct deposit option (see the answer to Question 13).

     Dividends will be invested in common stock as soon as practicable following payment, however, purchases may be made over a number of days to meet the requirements of the plan. (See the answers to Questions 8 and 14.) Dividends not invested in common stock within 30 days of receipt will be promptly returned to you. Cash dividend reinvestment amounts, pending investment pursuant to the plan, will be credited to your account and held in a trust account which will be separated from our other funds or monies. NO INTEREST WILL BE PAID ON FUNDS HELD BY THE ADMINISTRATOR PENDING INVESTMENT.

11.  HOW DO I CHANGE PARTICIPATION IN, OR WITHDRAW SHARES FROM, THE PLAN?

     You may change your reinvestment options, including changing the reinvestment level (i.e., full, partial or none) of cash dividends on-line through Investor ServiceDirect or by delivering written instructions or a new enrollment form to that effect to the administrator.

     You may withdraw some or all of the common stock credited to your account from the plan at any time by delivering withdrawal instructions to the administrator by any of the options specified in the answer to Question 3. If you are submitting written instructions, we suggest that you use the stub portion of the statement of account to notify the administrator of your withdrawal instructions. In addition, if you will not be the record holder of the common stock after withdrawal, a stock assignment (stock power) and other necessary documentation must accompany the stub portion of the statement of account. Upon the administrator's receipt of the proper documentation, certificates representing the designated common stock will be sent to you, your broker or any other person that you have designated.

12.  WHEN MAY I CHANGE PARTICIPATION IN, OR WITHDRAW SHARES FROM, THE PLAN?

     You may change participation in, or withdraw from, the plan at any time.

     To be effective with respect to a particular cash dividend, any instructions to change reinvestment options must be received by the administrator at least five business days prior to the payment date relating to the cash dividend. If instructions are not received by the administrator at least five business days prior to the payment date, the instructions will not become effective until after such dividend is paid. The shares of common stock purchased with these funds will be credited to your account.

     Except as described in the following sentence, if the properly completed withdrawal instructions with regard to shares of common stock credited to your account are received on or after an ex-dividend date, but before the related dividend payment date, the withdrawal will be processed as described above in the answer to Question 11 and a separate check for the dividends will be mailed to you following the dividend payment date. If the properly completed withdrawal instructions with regard to shares of common stock credited to your account on which cash dividends are being reinvested are not received by the administrator at least five business days prior to a dividend payment date, the dividends paid on the dividend payment date will be invested in common stock through the plan, and (1) if your withdrawal instructions cover less than all of the shares of common stock credited to your account, the newly purchased shares will be credited to your account or (2) if your withdrawal instructions cover all of the shares of common stock credited to your account, the withdrawal instructions will not be processed until after the dividends have been invested in common stock through the plan, at which time certificates representing all of the shares credited to your account, including the newly purchased shares, will be sent to you or another recipient that you designate. (See the answer to Question 20 for the reinvestment level of dividends on shares of common stock credited to your account after a withdrawal.)

     Certificates representing whole shares of common stock withdrawn from the plan will be sent to you or your designated recipient by first class mail as soon as practicable following the administrator's receipt of the required documentation, subject to the provisions of the preceding paragraph. Alternatively, you may request in writing that the administrator sell all or a portion of your shares, both whole and fractional, that are held in your account under the plan. Subject to the conditions expressed herein regarding the processing of withdrawals, the sale is to be effected by the independent agent in accordance with the answer to Question 18 and will be subject to a service fee of $10.00 and a trading fee of $0.12 per share (see the answers to Questions 18 and 23). Withdrawal of shares of common stock does not affect reinvestment of cash dividends on the shares withdrawn unless (1) you are no longer the record holder of the shares, (2) the reinvestment is specifically discontinued by you (see the answer to Question 11) or (3) you terminate participation in the plan (see the answer to Question 22).

13. CAN I HAVE A PORTION OF MY CASH DIVIDENDS DEPOSITED DIRECTLY INTO MY BANK ACCOUNT?

     If you elect not to reinvest all or any portion of cash dividends on shares of common stock credited to your account, you may receive these cash dividends by electronic deposit to your predesignated bank, savings, or credit union accounts. To receive a direct deposit of funds, you must complete and sign a direct deposit authorization form and return it to the administrator. Alternatively, you may authorize direct deposit of funds through Investor ServiceDirect. Direct deposit will become effective as promptly as practicable after receipt of a completed direct deposit authorization form. Changes in designated direct deposit accounts may be made by delivering a completed direct deposit authorization to the administrator or on-line through Investor ServiceDirect.

     Cash dividends on shares of common stock not designated for reinvestment and not directly deposited will be paid by check on the applicable dividend payment date.

14.  WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

     Shares of common stock purchased for participants under the plan will be either newly issued shares or shares held in our treasury or, at our option, shares of common stock purchased in the open market by an independent agent. The primary consideration in determining the source of shares is expected to be our need to increase equity capital. If we do not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain our targeted capital structure, shares of common stock purchased for participants under the plan will be purchased in the open market, subject to the limitation discussed below for changing the source of shares of common stock. As of the date of this prospectus, shares of common stock purchased for participants under the plan are being purchased directly from us. The plan limits us from changing our determination regarding the source of purchases of the shares (i.e., directly from us or in the open market) more than once in any 3-month period. You will be notified of any change in the source of shares.

     Except as described below in the answer to Question 15 relating to Requests for Waiver, purchases of shares of common stock directly from us, whether newly issued or treasury shares, will be made at least once each week at the average of the high and low sales prices of the common stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the date these shares are purchased. In the event no trading is reported for the trading day, the purchase price may be determined by us on the basis of market quotations we deem appropriate. No trading fees will be charged on shares acquired directly from us.

     Purchases in the open market generally will occur at least once each week, except where and to the extent necessary under any applicable federal securities laws or any other governmental or stock exchange regulations. Funds not invested in common stock within 30 days of receipt will be promptly returned to you. The price of any shares of common stock purchased in the open market for initial and optional cash investments will be the weighted average price per share of the aggregate number of shares purchased on such date. The price of any shares of common stock purchased in the open market relating to the reinvestment of dividends will be the weighted average price per share of the aggregate number of shares purchased to satisfy the plan requirements with respect to the dividend. All brokerage costs and trading fees for shares acquired in the open market will be paid by us.

     With regard to open market purchases of shares of common stock by an independent agent, we, the administrator (if it is not also the independent agent) and you will not have any authority or power to direct the time or price at which shares may be purchased, the markets on which the shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions), or the selection of the broker or dealer (other than any independent agent) through or from whom purchases may be made. The independent agent may commingle your funds with those of other participants for the purpose of executing purchase transactions. Dividend and voting rights will commence upon settlement, whether shares are purchased from us or any other source.

15. ONCE A "REQUEST FOR WAIVER" OF OPTIONAL CASH INVESTMENTS OVER $100,000 HAS BEEN GRANTED, HOW ARE SHARES PRICED AND PURCHASED?

     On the first business day of each month, we will announce if we are considering "Requests for Waiver" for that month and, if we are, then we will also announce a date later in the month when you should call back to obtain the days of the pricing period for that month, any discount and the threshold price. Completed Request for Waiver forms should be sent to us via facsimile at 405-553-3625 by 5:00 p.m. New York City time two days before the start of the applicable pricing period, unless otherwise specified. If we approve your request for waiver, then we will notify you by 10:00 a.m. New York City time on the day prior to the start of the applicable pricing period and you must send your optional cash payment of greater than $100,000 to the administrator. Such payments must be made in the manner specified in the Request for Waiver form and must be received by 3:00 p.m. New York City time on such day. At our sole discretion, the pricing period for any particular month can range from one to twelve consecutive trading days. We will notify you by 4:00 p.m. New York City time on the last day of the original pricing period, if we intend to activate the optional pricing period extension feature as described below.

     Shares purchased pursuant to a granted Request for Waiver will be purchased directly from us. Optional cash investments made pursuant to a Request for Waiver will be applied to the purchase of shares of common stock as soon as practicable on or after the applicable "investment date". If a Request for Waiver is granted by us for an investment of greater than $100,000, the purchase price of shares acquired through the plan for such an investment will be equal to the volume weighted average price obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each day during the applicable pricing period assuming the threshold price is met on each day, less any discount established by us as described below, calculated pro rata on a daily basis. For example, if a cash investment of $10 million is made pursuant to an approved Request for Waiver and the pricing period is ten days, the number of shares will be calculated for each day of the pricing period by taking a pro rata portion of the total cash investment for each day of the pricing period, which would be $1 million, and dividing it by the volume weighted average price obtained from Bloomberg LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, less the discount. On the last day of the pricing period, the total investment amount, $10 million, will be divided by the total number of shares acquired over the ten days (assuming the threshold price is met each day) in order to establish the purchase price. The administrator will apply all optional cash investments for which good funds are received on or before the first business day before the pricing period to the purchase of shares of common stock as soon as practicable on or after the next following investment date.

     We may set a minimum or threshold purchase price per share for optional cash investments in excess of $100,000 made pursuant to a granted Request for Waiver for any pricing period. We will determine whether to set a threshold price, and, if so, its amount, at least two business days before the first day of the pricing period. We will notify the administrator of the threshold price, if any. In deciding whether to set a threshold price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs. You may ascertain whether a threshold price has been set or waived for any given pricing period by calling us at 1-877-225-5643 or such other number as we establish from time to time.

     We will fix the threshold price for a pricing period as a dollar amount that the volume weighted average price (not adjusted for discounts, if any) must equal or exceed. We will exclude from the pricing period and from the determination of the purchase price any trading day within the pricing period that does not meet the threshold price. We also will exclude from the pricing period and from the determination of the purchase price any day in which no trades of our common stock are made on the NYSE. Thus, for example, if the threshold price is not met or no sales of our common stock are reported for two
(2) of the ten (10) trading days in a pricing period, then we will base the purchase price upon the remaining eight trading days in which the threshold price was met.

     We may elect to activate for any given pricing period the pricing period extension feature which will provide that the initial pricing period will be extended by the number of days that the threshold price is not satisfied, or on which there are no trades of our common stock reported by the NYSE, subject to a maximum of five days. If we elect to activate the pricing period extension and if the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in lieu of the day on which the threshold price was not met or stock not traded. For example, if we elect to activate the pricing extension period and the threshold price is not satisfied for three of the ten trading days during an initial pricing period, the pricing period will automatically be extended by three days. If the threshold price is satisfied on any of the next three trading days, then those conforming days will be included in the pricing period. Assuming two of the three extended pricing period days conform to the threshold price, then only one day of ratable proceeds will be returned to you (as described below). The purchase price will be based upon nine out of ten days -- all conforming trading days included in the initial and extended pricing periods.

     In addition, we will return a pro rata portion of each optional cash investment made pursuant to an approved Request for Waiver for each trading day of a pricing period for which the threshold price is not met or for each day in which no trades of common stock are reported on the NYSE as soon as reasonably practical after the pricing period, without interest. The returned amount will equal a proportional amount of the total amount of that optional cash investment (not just the amount exceeding $100,000) for each trading day that the threshold price is not met or for each trading day in which sales are not reported. Thus, for example, if the threshold price is not met or no sales of our common stock are reported for two (2) of the ten (10) trading days in a pricing period, then we will return two-tenths (2/10th or 20%) of the optional cash investment to you without interest after conclusion of the pricing period.

     The establishment of the threshold price and the possible return of a portion of the payment applies only to optional cash investments exceeding $100,000 per year made pursuant to a granted Request for Waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any other pricing period. We may waive our right to set a threshold price for any particular pricing period. Neither we nor the administrator is required to give you notice of the threshold price for any pricing period. We may alter or amend at our sole discretion these pricing periods at any time and from time to time, prior to the commencement of any pricing period and prior to the granting of any waiver with respect to such period.

     A discount of 0% up to 3% from the purchase price may be offered, in our sole discretion, with respect to a particular investment date to participants on purchases of our common stock through optional cash investments in excess of $100,000 per year. The discount rate, if any, on optional cash investments in excess of $100,000 per year, may be obtained by calling us at 1-877-225-5643.

     Setting a discount from the purchase price for optional cash investments in excess of $100,000 per year for a particular pricing period will not affect the setting of a discount for any other pricing period. We may increase, decrease, or waive our right to set a discount from the purchase price for any particular pricing period. Neither we nor the administrator is required to give you notice of the discount for any pricing period.

16.  HOW MANY SHARES WILL BE PURCHASED FOR MY ACCOUNT?

     The number of shares (including any fraction of a share rounded to four decimal places) of common stock credited to your account for a particular purchase will be determined by dividing the total amount of cash dividends, optional cash investments and/or initial cash investments to be invested for you by the relevant purchase price per share as determined in the answer to Question 14 or 15 above, as applicable.

17.  CAN I DEPOSIT SHARES WITH THE ADMINISTRATOR FOR SAFEKEEPING?

     At the time of enrollment, or at any later time, you may take advantage of the plan's cost-free safekeeping services. Common stock held in certificate form by you may be deposited into the plan, to be held in book-entry form by the administrator, by delivering a completed enrollment form and such certificates to the administrator. These certificates should not be endorsed. We strongly recommend that certificates be sent by registered or certified mail, with adequate insurance. However, the method used to submit certificates to the administrator is at your option and risk.

     The shares of common stock deposited will be credited to your account. Thereafter, the shares of common stock will be treated in the same manner as shares of common stock purchased under the plan and credited to your account. References in this prospectus to shares of common stock credited to your account will include shares of common stock deposited into the plan for safekeeping unless otherwise indicated. CASH DIVIDENDS PAID ON SHARES OF COMMON STOCK CREDITED TO YOUR ACCOUNT THAT WERE DEPOSITED INTO THE PLAN FOR SAFEKEEPING WILL AUTOMATICALLY BE REINVESTED IN SHARES OF COMMON STOCK UNLESS YOU NOTIFY THE ADMINISTRATOR OTHERWISE ON THE ENROLLMENT FORM.

18.  CAN I SELL SHARES OF COMMON STOCK CREDITED TO MY ACCOUNT?

     You may request, at any time, that all or a portion of the shares of common stock credited to your account be sold by delivering sale instructions to the administrator on-line through Investor ServiceDirect or in writing. If you are submitting written instructions, we suggest that you use the stub portion of the statement of account to notify the administrator of the sale instructions. The administrator will forward the sale instructions to an independent agent within five business days of receipt (except as described in the following paragraph). After processing the request, an independent agent will sell the shares as soon as practicable, generally at least once each week, and will transmit to you the proceeds of the sale, less a $10.00 service fee and the trading fee of $0.12 per share (see the answer to Question 23). Sale requests may be accumulated, but sales transactions generally are made at least once a week on the open market at prevailing market prices. The applicable sales price will be the average price of all shares sold by the independent agent on that day. Proceeds of shares of common stock sold through the plan will be paid to you by check.

     Except as described in the following sentence, if instructions for the sale of shares of common stock are received by the administrator on or after an ex-dividend date but before the related dividend payment date, the sale will be processed as described above and a separate check for the dividends will be mailed to you following the dividend payment date. If instructions for the sale of shares of common stock on which cash dividends are being reinvested are not received by the administrator at least five business days prior to a dividend payment date, the dividends paid on that dividend payment date will be invested in common stock through the plan, and (1) if your sale instructions cover less than all of the shares of common stock credited to your account, the newly purchased shares will be credited to your account or (2) if your sale instructions cover all of the shares of common stock credited to your account, the sale instructions will not be processed until after the dividends have been invested in common stock through the plan at which time all of the shares credited to your account, including the newly purchased shares, will be sold and the proceeds transmitted to you.

19.  HOW DO I TRANSFER SHARES OF COMMON STOCK?

     From a Broker -- If you own shares of our common stock beneficially in "street name", you may participate in the plan by either (1) transferring those shares which you wish to be subject to the plan into your own name and depositing the shares of common stock into the plan for safekeeping and/or electing to reinvest cash dividends on the shares in common stock or (2) making arrangements with the record or registered holder (for example, your bank, broker or trustee, who will become the participant) of the securities to participate in the plan on your behalf. In order to transfer the securities under clause (1), you must instruct the "street name" holder to transfer the shares of common stock to yourself or in the case of common stock to be deposited into the plan for safekeeping, to the administrator for credit to your account. If you are already a participant, the shares of common stock must be transferred to you in the same name in which your account is registered. If you do not have an account, participation in the plan will commence when the shares of common stock are registered in your name and a properly completed enrollment form is received by the administrator.

     To a Broker -- If you wish to transfer all or any part of the shares of common stock credited to your account to a brokerage account you may do so by delivering to the administrator transfer instructions and a stock assignment (stock power) and other necessary documents, acceptable to the administrator. The transfer instructions must specify the whole number of shares of common stock, if less than all of such shares credited to your account and the name and address of the brokerage firm to which the shares are to be transferred, including the name of the specific broker handling the account and the broker's telephone number. We suggest that you use the stub portion of the statement of account to provide transfer instructions. The transfer will be handled as a withdrawal as described in the answers to Questions 11 and 12.

     Gift or Transfer of Shares of Common Stock Within the Plan -- If you wish to transfer, whether by gift, private sale or otherwise, ownership of all or a part of the shares of common stock credited to your account to the account of another participant or to establish by the transfer an account for a person or entity not already a participant, you may do so by delivering to the administrator transfer instructions and a stock assignment (stock power) and other necessary documents. The transfer will be handled as a withdrawal as described in the answers to Questions 11 and 12. We suggest that you use the stub portion of the statement of account to provide the transfer instructions. The transfer will be effected as soon as practicable following the administrator's receipt of the required documentation, subject to the provisions of the second paragraph under the answer to Question 11. No fraction of a share of common stock credited to your account may be transferred unless your entire account is transferred. Requests for interaccount transfers are subject to the same requirements as for the transfer of securities generally, including the requirement of a guarantee of signature on the stock assignment. Stock power forms are available at local banks, brokerage firms and from the administrator. (See the answer to Question 20 for the reinvestment level of dividends on shares of common stock credited to a participant's account after a transfer.)

     Shares of common stock transferred will be credited to the transferee's account. Unless a transferee who is already a participant otherwise directs the administrator in writing by completion of an enrollment form, the reinvestment of cash dividends on the transferred shares will be made in proportion to the reinvestment level (i.e., full, partial or none) of the other shares of common stock credited to the transferee's account. If the transferee is not already a participant, an account will be opened in the transferee's name and the transferee may make elections with regard to reinvestment of cash dividends on the transferred shares and other services provided by the plan on the enrollment form that is provided. If the transferee does not make a reinvestment election, all dividends on the transferred shares will be reinvested to purchase shares of common stock. Unless otherwise requested by the transferor, transferees will be sent a statement of account showing the transfer of the shares into their accounts. The transferor may request that the statement of account be returned to the transferor for personal delivery.

20. FOLLOWING THE WITHDRAWAL, SALE OR TRANSFER OF MY SHARES UNDER THE PLAN, HOW WILL DIVIDENDS ON ANY REMAINING SHARES CREDITED TO MY ACCOUNT BE REINVESTED?

     If you are reinvesting cash dividends paid on only a portion of the shares of common stock credited to your account through the plan and you elect to sell, withdraw or transfer a portion of the shares, cash dividends on the remainder of the shares credited to your account, up to the number of shares designated for reinvestment prior to the sale, withdrawal or transfer, will continue to be reinvested through the plan, except where you give specific instructions to the contrary in connection with the sale, withdrawal or transfer. For example, if you elected to have cash dividends reinvested through the plan on 50 shares of a total of 100 shares of common stock credited to your account and you elected to sell, withdraw or transfer 25 shares, cash dividends on 50 shares of the remaining 75 shares credited to your account would be reinvested through the plan. If instead you elected to sell, withdraw or transfer 75 shares, cash dividends on the remaining 25 shares credited to the account would be reinvested through the plan.

21.  WHAT REPORTS WILL BE SENT TO ME?

     You will receive a statement of account following each transaction in your account under the plan. This statement of account will show all transactions for your account during the current calendar year, the number of shares of common stock credited to your account and other information for your account. YOU SHOULD RETAIN THESE STATEMENTS OF ACCOUNT IN ORDER TO ESTABLISH THE COST BASIS, FOR TAX PURPOSES, FOR SHARES OF COMMON STOCK ACQUIRED UNDER THE PLAN.

     You will receive copies of all communications sent to holders of common stock. This may include annual reports to shareowners, proxy material, consent solicitation material and Internal Revenue Service information, if appropriate, for reporting dividend income. All notices, statements of account and other communications from the administrator to you will be addressed to the latest address of record; therefore, it is important that you promptly notify the administrator of any change of address.

22.  HOW DO I TERMINATE PARTICIPATION IN THE PLAN?

     You may discontinue the reinvestment of dividends at any time by notifying the administrator. The administrator will continue to hold your plan shares unless you indicate otherwise. A request to terminate participation may be treated as a withdrawal as described in the answers to Questions 11 and 12. Upon the administrator's receipt of this notification, you will receive (1) a certificate for all of the whole shares of common stock credited to your account, (2) any dividends and cash investments credited to your account and (3) a check representing the proceeds of the sale of any fraction of a share of common stock credited to your account.

     Alternatively, you may terminate participation and request that all of the shares of common stock credited to your account be sold by the administrator. This request may be made through Investor ServiceDirect or may be indicated on the stub portion of the statement of account. A request to terminate participation and sell the shares will be treated as a sale as described in the answer to Question 18, and, accordingly, a $10.00 service charge and a trading fee of $0.12 per share will be deducted from the sale proceeds (see the answer to Question 23).

23.  WHO PAYS THE COSTS FOR ADMINISTERING THE PLAN?

     You pay the following service fees for participation in the plan:

SERVICE FEE                                                           AMOUNT
-----------                                                           ------
Enrollment fee for participants not already              $3.00
  shareowners..........................................
Sale of shares (all or a portion)......................  $10.00 per sale plus trading fee
Trading fee............................................  $.12 per share
Duplicate statement/1099 for prior year................  $20.00

     The administrator will deduct the applicable fees from proceeds due from a sale, funds received for investment or the payment of dividends.

     We will pay all other administrative costs and expenses associated with the plan and will pay all trading fees for shares purchased in the open market. There will be no trading fees for shares of common stock purchased directly from us.

24. WHAT HAPPENS IF OGE ENERGY ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT, OR HAS A RIGHTS OFFERING?

     Any shares distributed by us as a stock dividend on shares (including fractional shares) credited to your account under the plan, or upon any split of such shares, will be credited to your account. Stock dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the plan. Rights applicable to shares credited to your account under the plan will be sold by the independent agent and the proceeds will be credited to your account under the plan and applied as an optional cash payment to the purchase of shares. If you wish to exercise, transfer or sell the rights applicable to the shares credited to your account under the plan you must request, prior to the record date for the issuance of any of these rights, that the whole shares credited to your account be transferred from your account and registered in your name.

25.  HOW WILL MY SHARES HELD UNDER THE PLAN BE VOTED AT MEETINGS OF SHAREOWNERS?

     The shares credited to your account under the plan will be voted in accordance with your instructions given on a proxy which will be furnished to you or, if you desire to vote in person at the meeting, you may attend the meeting and vote in person. A proxy for shares credited to your account under the plan may be obtained upon written request received by the administrator at least 15 days before the meeting. If a properly signed proxy card is returned without instructions, all of your shares credited to your account under the plan will be voted in accordance with the recommendations of our board of directors in the same manner as for non-participating shareowners who return signed proxies and do not provide instructions. If the proxy card is not returned, or is returned unsigned, none of your plan shares will be voted.

26.  WHAT IS THE RESPONSIBILITY OF OGE ENERGY AND THE ADMINISTRATOR UNDER THE
     PLAN?

     In taking action in connection with the plan, neither our company, the administrator, any independent agent nor any agent is liable for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate your account upon your death prior to the receipt of notice in writing of such death. You should recognize that neither our company nor the administrator can assure you of a profit or protect you against a loss on shares purchased by you under the plan.

27.  MAY THE PLAN BE AMENDED OR DISCONTINUED?

     We have the unqualified right to suspend, amend or terminate the plan at any time. This right enables us to make any change to the plan that we deem appropriate. We will announce any suspension, amendment or termination of the plan to all participants in the plan.

28.  WHO INTERPRETS AND REGULATES THE PLAN?

     Our officers are authorized to take such actions to carry out the plan as may be consistent with the plan's terms and conditions. We reserve the right to interpret and regulate the plan as we deem desirable or necessary in connection with the plan's operations.

29.  CAN THE COMPANY TERMINATE MY PARTICIPATION IN THE PLAN?

     We reserve the right to terminate any participant's participation in the plan after written notice mailed in advance to the participant at the address appearing on the administrator's records. A participant whose participation has been terminated will receive (1) a certificate for all of the whole shares of common stock credited to the participant's account, (2) any dividends and cash investments credited to the participant's account and (3) a check representing the proceeds of the sale of any fraction of a share of common stock credited to the participant's account.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the federal income tax consequences of participation in the plan. It is based on provisions of the federal income tax laws as in effect on the date of this prospectus, which are subject to change, possibly with retroactive effect. The following discussion applies to reinvested dividends and optional cash payments that are applied on or after January 1, 1986, to purchase OG&E common stock pursuant to the OG&E plan or common stock pursuant to this plan. For transactions pursuant to the OG&E plan prior to January 1, 1986 (including the sale of any OG&E common stock acquired pursuant to the OG&E plan prior to January 1, 1986), you are urged to consult the prospectus for the OG&E plan, dated December 7, 1983. This summary does not purport to address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as tax-exempt entities (e.g., pension funds and IRAs) and foreign shareowners. You are urged to consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of participation in the plan.

     REINVESTED CASH DIVIDENDS. In general, you will have the same federal income tax obligations with respect to your dividends as do shareowners who are not participating in the plan. As a result, you will be treated for federal income tax purposes as having received, on the dividend date, a distribution equal to the full amount of the cash dividend payable on that date with respect to your shares, even though that amount is not actually received by you in cash, but, instead, is applied pursuant to the plan to the purchase of common stock. With respect to reinvested cash dividends used to purchase shares on the open market, you will also be treated for federal income tax purposes as having received a distribution in an amount equal to your proportionate share of any trading fees paid by us to obtain those shares on the open market. These distributions will be treated as dividend income to you to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. Shares acquired with reinvested dividends will have a tax basis equal to the amount paid for the shares, increased by any trading fees treated as dividend income to you.

     OPTIONAL CASH INVESTMENTS. The purchase of common stock pursuant to the plan with optional cash payments will generally not result in taxable income to you except to the extent of any trading fees paid by us. However, if you purchase shares with an optional cash investment you will be treated for federal income tax purposes as having received a distribution in an amount equal to the excess, if any, of the fair market value of the shares acquired on the investment date over the optional cash investment. Such shares will have a tax basis equal to the amount of the investment plus the excess, if any, of the fair market value of the shares purchased over the amount of the investment. The fair market value on the investment date is likely to differ from the purchase price for the pricing period immediately preceding the related investment date (which is used to determine the number of shares acquired). Furthermore, if you make an optional cash investment that is subject to a waiver discount, you may be treated as having received a distribution equal to the amount of the discount.

     RECEIPT OF CERTIFICATES. You will not realize any taxable income as a result of the receipt of certificates for whole shares of common stock credited to your account, either upon your request for those shares or upon withdrawal from participation in, or termination of, the plan.

     SALE OF SHARES. You will generally recognize gain or loss when shares acquired under the plan (including fractions of a share) are sold at your request through the administrator or are sold after withdrawal from or termination of the plan. The amount of such gain or loss will be the difference between (1) the amount which you receive for the shares (or fraction of a share) and (2) the tax basis thereof.

     BACKUP WITHHOLDING. If you are subject to backup withholding, dividends reinvested will reflect a reduction for the amount of tax required to be withheld.

                              PLAN OF DISTRIBUTION

     The common stock being offered by this prospectus is offered pursuant to the plan, the terms of which provide for the purchase of shares of common stock, either newly issued shares or shares held in the treasury of our company, directly from us, or, at our option, by an independent agent on the open market. As of the date of this prospectus, shares of common stock purchased for participants under the plan are newly issued shares of our common stock. The plan provides that we may not change our determination regarding the source of purchases of shares under the plan more than once in any 3-month period. The primary consideration in determining the source of shares of common stock to be used for purchases under the plan is expected to be our need to increase equity capital. If we do not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain our targeted capital structure, shares of common stock purchased for participants under the plan will be purchased in the open market, subject to the limitation on changing the source of shares of common stock referred to above.

     Subject to the discussion below, if we distribute newly issued shares of our common stock sold under the plan, there will be no brokerage commissions or service charges allocated to participants in the plan in connection with their purchases of such newly issued shares of common stock.

     In connection with the administration of the plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business.

     Persons who acquire shares of our common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to Requests for Waiver by such persons.

     From time to time, financing intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the plan.

     We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan. Upon withdrawal by a participant from the plan by the sale of shares of our common stock held under the plan, the participant will receive the proceeds of that sale less a transaction fee and any required tax withholdings or transfer taxes.

     You will not incur fees, commissions or expenses in connection with purchases made under the plan. If you direct the administrator to sell shares of common stock credited to your account, however, the administrator will deduct from the sales proceeds; (1) any applicable service fee (currently $10.00 per sale transaction), plus (2) the trading fee of $.12 per share.

                          DESCRIPTION OF COMMON STOCK

     Our authorized capital stock includes 125 million shares of common stock. Each share of common stock offered by this prospectus includes an associated preferred stock purchase right. The shares of our Series A preferred stock have been initially reserved for issuance upon exercise of the associated preferred stock purchase rights. The description of the common stock and the associated preferred stock purchase rights contained in our SEC filings are incorporated by reference into this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of these descriptions. At February 28, 2003, there were 78,720,459 shares of common stock issued and outstanding.

                                    EXPERTS

     The consolidated financial statements and schedule of OGE Energy Corp. appearing in OGE Energy Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the common stock offered by this prospectus have been passed upon for us by Rainey, Ross, Rice & Binns.

                                    PART II:
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of our fees and expenses (other than underwriting discounts and commissions) in connection with the issuance and sale of the common stock (par value $0.01 per share) and the associated rights to purchase Series A preferred stock (par value $0.01 per share) pursuant to the Amended and Restated Rights Agreement dated as of October 10, 2000, by and between our company and Mellon Investor Services, LLC:

Registration fee under the Securities Act of 1933, as
  amended...................................................  $10,205*
Printing and engraving......................................  $50,000
Accounting services.........................................  $ 5,000
Company counsel legal fees..................................  $ 5,000
Expenses and counsel fees for qualification or registration
  of the common stock under state securities laws...........  $ 1,000
Miscellaneous, including traveling, telephone, copying,
  shipping, and other out-of-pocket expenses................  $ 3,795
                                                              -------
  Total.....................................................  $75,000
                                                              =======

---------------

* All items are estimated except the first.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1031 of Title 18 of the Annotated Oklahoma Statutes provides that we may, and in some circumstances must, indemnify our directors and officers against liabilities and expenses incurred by them as a result of serving in that capacity, subject to some limitations and conditions set forth in the statute. Substantially similar provisions that require indemnification are contained in our Restated Certificate of Incorporation, which is filed as Exhibit 3.01 to our Form 10-K for the year ended December 31, 1996. Our Restated Certificate of Incorporation also contains provisions limiting the liability of our officers and directors in some instances. We have an insurance policy covering our directors and officers against specified personal liability, which may include liabilities under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS

  3.1 Restated Certificate of Incorporation (Filed as Exhibit 3.01 to OGE Energy Corp.'s Form 10-K for the year ended December
         31, 1996 (File No. 1-12579) and incorporated by reference herein).
  3.2    Bylaws (Filed as Exhibit 3.02 to OGE Energy Corp.'s Form
         10-K for the year ended December 31, 1996 (File No. 1-12579) and incorporated by reference herein).
  5.1    Opinion of counsel as to legality of the common stock.
 23.1    Independent accountants' consent.
 23.2    Legal counsel's consent (included in Exhibit 5.01).
 24.1    Power of attorney.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information relating to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended, (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under
Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable rounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City and State of Oklahoma on the 2nd day of April 2003.

                                          OGE ENERGY CORP.

                                          By:      /s/ STEVEN E. MOORE
                                            ------------------------------------
                                                     Steven E. Moore
                                             Chairman of the Board, President
                                               and Chief Executive Officer
                                              (Principal Executive Officer)

     Pursuant to the requirements of Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                       TITLE                       DATE
                    ---------                                       -----                       ----
                        *                            Chairman of the Board, President and   April 2, 2003
 ------------------------------------------------     Chief Executive Officer (Principal
                 Steven E. Moore                              Executive Officer)


                        *                             Chief Financial Officer (Principal    April 2, 2003
 ------------------------------------------------             Financial Officer)
                James R. Hatfield


                        *                               Vice President and Controller       April 2, 2003
 ------------------------------------------------       (Principal Accounting Officer)
                Donald R. Rowlett


                        *                                          Director                 April 2, 2003
 ------------------------------------------------
               Herbert H. Champlin


                        *                                          Director                 April 2, 2003
 ------------------------------------------------
                 Luke R. Corbett


                        *                                          Director                 April 2, 2003
 ------------------------------------------------
                William E. Durrett


                        *                                          Director                 April 2, 2003
 ------------------------------------------------
                Martha W. Griffin


                        *                                          Director                 April 2, 2003
 ------------------------------------------------
                John D. Groendyke


                        *                                          Director                 April 2, 2003
 ------------------------------------------------
                H.L. Hembree, III

                    SIGNATURE                                       TITLE                       DATE
                    ---------                                       -----                       ----


                        *                                          Director                 April 2, 2003
 ------------------------------------------------
                  Robert Kelley


                        *                                          Director                 April 2, 2003
 ------------------------------------------------
              Ronald H. White, M.D.


                        *                                          Director                 April 2, 2003
 ------------------------------------------------
                  J. D. Williams


 *By:             /s/ JAMES R. HATFIELD                                                     April 2, 2003
        --------------------------------------------
                    James R. Hatfield
                    (Attorney-in-Fact)

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1     Restated Certificate of Incorporation (Filed as Exhibit 3.01
          to OGE Energy Corp.'s Form 10-K for the year ended December
          31, 1996 (File No. 1-12579) and incorporated by reference
          herein).
  3.2     Bylaws (Filed as Exhibit 3.02 to OGE Energy Corp.'s Form
          10-K for the year ended December 31, 1996 (File No. 1-12579)
          and incorporated by reference herein).
  5.1     Opinion of counsel as to legality of the common stock.
 23.1     Independent accountants' consent.
 23.2     Legal counsel's consent (included in Exhibit 5.01).
 24.1     Power of attorney.